Exhibit 1.1

AGREEMENT

Signed and executed on October 29, 2017

Between:
Leader Underwriters (1993) Ltd., an Israeli corporation ("Leader");

And:
Pluristem Therapeutics Inc., a Company incorporated in the State of Nevada (the "Company").;

WHEREAS	the Parties hereto wish that Leader shall act as an advisor, lead manager and distributor in the Company's offering of shares (the "Shares") in Israel; and

WHEREAS	the Parties hereto wish to set out the conditions, rights, obligations, and mutual understandings between them, as specified below;

NOW THEREFORE, IT IS HEREBY DECLARED, AGREED AND ACCEPTED BETWEEN THE PARTIES AS FOLLOWS:

1.	The Services

1.1
The Parties agree that Leader shall act as an advisor, lead manager and distributor in a public offering of Shares of the Company in Israel that shall be executed until 31/12/17 (the "Public Offering") (the "Services").

1.2	As part of the Services provided to the Company, Leader shall:

(a)	manage the Public Offering process;
(b)	assist the Company in structuring the Public Offering and advise on its implementation;
(c)	provide distribution services and promote the sale of the Shares among Israeli potential investors;
(d)	provide book running services (institutional and public bids), as well as cash settlement services with respect to the Public Offering consideration.

1.3
It is expressly acknowledged and agreed between the Parties that Leader will provide the Services to the Company on a "best efforts" basis. Leader's engagement according to this Agreement does not constitute any commitment, expressed or implied, on behalf of Leader to accomplish the Public Offering.

2.	Fees and Expenses

2.1	The Company shall pay Leader the following fees with respect to the Public Offering:

(1)	An Advisory Fee equal to 3% of the total amount of funds raised in the Public Offering.

(2)
A Management Fee equal to 1% of the total amount of funds raised in the Public Offering. An additional Success Fee may be paid upon the Company's discretion, that shall not exceed 1% of the total amount of funds raised in the Public Offering.

(3)	A Distribution Fee equal to 1% of the total amount of funds raised in the Public Offering.

(4)	NIS 30,000 paid for the book-running services.

(hereinafter: the "Fees")

2.2
All Fees shall be paid to Leader together with any applicable value added tax thereon, on the closing date of the Public Offering, only upon completion of the Public Offering. Payment of such Fees is hereby irrevocably directed to be paid from the proceeds of the Public Offering.

2.3
Leader shall be entitled to distribute amounts out of the Fees to other co-distributors and/or advisors. Such payments shall be dispersed at Leader`s discretion, and Leader shall be solely liable for such payments to any third parties.

3.	Miscellaneous

3.1
The Parties to this Agreement shall not be bound by any declaration, representation, agreements and obligations made in writing or orally, which are not included in this Agreement and which were made prior to the signing hereof. Any modification of and addition to this Agreement shall be made in writing and signed by the Parties, otherwise shall be of no effect.

3.2
This Agreement shall be governed, solely by, and construed in accordance with, the laws of the State of Israel. Any dispute arising from this Agreement shall be subject to the sole and exclusive jurisdiction of the competent courts in Tel-Aviv.

3.3
Any notice sent by one Party to the other Party with respect to this Agreement, shall be sent by fax or by registered mail or delivered personally, at the addresses of the Parties below (or such other addresses of which due notice is given in writing), and any notice shall be deemed as if delivered to the addressee within 24 hours from the transmission date – if sent by fax; or upon the delivery - if delivered personally; or within 48 hours from the date of dispatch - if sent by registered mail as set out below:

To the Company:
Erez Egozi, CFO
MATAM Park, Building 5
Haifa 31905, Israel

Fax: +972-74-7108765

To Leader:
21 Ha'arba'a St., Tel-Aviv
6473921, Israel
Fax: +972-3-6853003

IN WITNESS WHEREOF, the Parties have signed this Agreement on the date mentioned above:

Leader Underwriters (1993) Ltd.		Pluristem Therapeutics Inc.

By:	/s/ Ronen Cohen Orgad /s/ Boaz Karniel	By:	/s/ Erez Egozi /s/ Zami Aberman
Name:	Ronen Cohen Orgad – CEO	Name:	Erez Egozi Zami Aberman
Title:	Boaz Karniel– Legal Counsel	Title:	CFO Chairman & Co-CEO